Exhibit 10.23

ROCKET PHARMACEUTICALS, INC.
GENERAL COMPENSATION CLAWBACK POLICY

AMENDED AND RESTATED EFFECTIVE SEPTEMBER 25, 2023

Overview, Purpose and Scope

All applicable compensation provided by Rocket Pharmaceuticals, Inc. and its subsidiaries and affiliates (the “Company”) to employees is provided subject to all applicable laws and regulations providing for the forfeiture, disgorgement, recoupment or diminution (commonly referred to as “clawback”) of incentive compensation and to the additional terms and conditions of this General Compensation Clawback Policy (“Policy”), as amended and restated effective September 25, 2023.

The Company believes that incentive compensation offered to its employees should be subject to clawback in certain circumstances in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. This Policy will not apply to the clawback of incentive compensation under any circumstance to the extent that recovery of such incentive compensation is required pursuant to Listing Rule 5608 of The Nasdaq Stock Market LLC. In such event, the recovery of the incentive compensation will be subject to the Rocket Pharmaceuticals, Inc. Nasdaq Rule 5608 Compensation Clawback Policy Applicable to Executive Officers (the “Nasdaq Rule 5608 Policy”), and to the extent of any conflicts between the Nasdaq Rule 5608 Policy and this Policy, the Nasdaq Rule 5608 Policy will govern and supersede this Policy.

Administration of Policy

This Policy will be administered by the Compensation Committee (the “Committee”) of the Rocket Pharmaceuticals, Inc. Board of Directors (the “Board”) unless the Board determines to administer this Policy itself. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended. All determinations and decisions made by the Committee pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. Any action or inaction by the Committee with respect to an employee under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other employee under this Policy or under any similar policy, agreement or arrangement, nor will any such action or inaction serve as a waiver of any rights the Company may have against any employee other than as set forth in this Policy.

Clawback Policy

The Committee or the Board in their sole discretion may, but will not be obligated to, require any employee who has been awarded incentive compensation to forfeit, disgorge, return to the

Company or adjust such compensation, and, if so required by the Committee or the Board, any employee will forfeit, disgorge, return or adjust such compensation in the manner directed by the Company, in the following circumstances:

(1) In the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period;

(2) If the Company suffers significant financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the employee in circumstances constituting illegal or intentionally wrongful conduct or gross negligence or the employee materially violates the Company’s code of conduct; or

(3) If the employee receives an award or payout under any equity or incentive compensation plan of the Company on the basis of materially incorrect financial calculations or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout.

Compensation Subject to Recovery

Awards and incentive compensation subject to clawback under this Policy include equity or phantom equity awards, whether or not vested or restricted, shares acquired upon vesting or lapse of restriction, short- and long-term incentive bonus and similar compensation, discretionary bonuses and any other contingent compensation that is paid, granted, awarded, received, earned or vested from time to time, including awards or incentive compensation that was paid, granted, awarded, received earned or vested prior to the effective date of this Policy. For the avoidance of doubt, base salary and wages will not be subject to clawback under this Policy.

Remedies

Any clawback under this Policy may, in the discretion of the Committee or the Board, be effectuated through the reduction, forfeiture or cancellation of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Committee or the Board in their discretion determines to be appropriate. If the Committee or the Board determines to seek a recovery pursuant to this Policy, it will make a written demand for repayment from the employee and, if the employee does not promptly tender repayment in response to such demand, and the Committee or the Board determines that the employee is unlikely to do so, the Committee or the Board may engage counsel and take any action it deems necessary and proper against the employee to obtain such repayment. Any clawback under this Policy will not limit or prohibit any disciplinary actions the Company may take against the employee, up to and including termination of employment.

Compensation Committee and Board Discretion

The Committee and the Board will have full discretion to determine whether to seek recovery under this Policy. In exercising its discretion, the Committee and Board may consider (i) the likelihood of success in achieving the recovery in light of the anticipated cost and management effort required, (ii) whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation, (iii) any pending legal proceeding relating to the underlying causes of the clawback, (iv) the degree of harm suffered by the Company, (v) the employee’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, (vi) the extent to which the employee was acting in accordance with Company policies, procedures and processes, (vii) the extent to which others were responsible for the acts or decisions giving rise to the harm, (viii) the position and responsibilities of the employee relative to the harm suffered by the Company, (ix) the long-term value of the employee to the Company, (x) when the underlying actions giving rise to the potential clawback occurred, and (xi) applicable law and such other factors as the Committee and the Board deem to be appropriate.

Conflicts with Plans and Employment Agreements

To the extent of any conflicts between this Policy and the terms of any compensatory plan, policy, program or arrangement sponsored or maintained by the Company or the terms of any individual employment agreement or offer letter, this Policy will govern.

Amendment and Termination

The Board may amend this Policy from time to time in its sole and absolute discretion. The Board may terminate this Policy at any time.

Successors

This Policy is binding and enforceable against all employees and their beneficiaries, heirs, executors, administrators or other legal representatives.